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                                                                    Exhibit 14.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-12670, 333-12672, 333-98425, 333-101452, 333-107975 and 333-116596 of O2
Micro International Limited on Form S-8 of our report dated January 30, 2004 (May 10, 2005 as to Note 2 "Stock-based Compensation" and Note 12),appearing in this Annual Report on Form 20-F/A of O2Micro International Limited for the year ended December 31, 2003, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of 2002 and 2003 pro forma net income and pro forma earnings per share disclosures.


/s/ Deloitte & Touche
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Grand Cayman, Cayman Islands
May 25, 2005